EXHIBIT 10.3
                             JOINT VENTURE AGREEMENT

      This Joint Venture Agreement is made on this 28th day of April, 1998 by and between Celebrity Entertainment, Inc. ("Celebrity") and Brad H. Muller ("Muller").

                                R E C I T A L S:

      A. Celebrity owns a fish camp and RV park located in Marion County, Florida on Orange Lake consisting of approximately 110 acres, which is more fully described on Exhibit "A" hereto.

      B. A Final Summary Judgment of Foreclosure, has been entered against Celebrity in the Circuit Court for the Fifth Judicial Circuit, in and for Marion County in Case No. 97-3930-CAC. A copy of this Final Summary Judgment is annexed hereto as Exhibit "B."

      C. A public foreclosure sale will be held on April 28, 1998 at 11:00 A.M. to the highest bidder for cash, at the Marion County Courthouse, 110 N.W. First Avenue, Ocala, FL 34478 in accordance with Section 45.031, Florida Statutes.

      D. Celebrity has been unable to pay off or refinance the judgment amount of in excess of $425,000, pay past due real estate taxes, and, in fact, has only been able to obtain a first mortgage of $350,000 against the property.

      E. Muller and Celebrity desire to enter into this Joint Venture in an effort to forestall the foreclosure and to save the real property for the benefit of Celebrity and the Joint Venture and if the foreclosure is not stopped and the property saved, Celebrity's economic viability is severely threatened.

      THEREFORE, in consideration of Ten ($10.00) Dollars and the joint and mutual promises set forth herein, the parties do hereby agree as follows:

      1. Name of Venture: The name of this Joint Venture shall be the Lake Orange Venture.

      2. Title to Property: Celebrity shall continue to hold title to the property on behalf of the Joint Venture. However, Muller shall be entitled to file a Memorandum of Joint Venture in the public records of Marion County, FL to evidence the Joint Venture's interest in the real property.

      3. Celebrity Contribution: Celebrity shall contribute the property to the Joint Venture subject to a first mortgage loan in favor of the Roger Martin Real Estate Employees' Profit Sharing Plan and Trust and Reno R. Ouellette in a Principal amount not to exceed $350,000.

      Celebrity shall execute a notice that it will take no future advances or further advances on this loan. As its further contribution. Celebrity agrees to pay all interest or other charges on this mortgage in a timely fashion and to keep the real estate taxes on the Joint Venture property current at all times hereinafter. Additionally. Celebrity shall pay all amounts necessary to continue the operation of the fish camp and RV park through its sale the event there is a fall in cash flow from operations. By virtue of the execution of this Agreement, Celebrity shall deemed to have contributed and does hereby contribute the real property described herein to Joint Venture.

      4. Muller Contribution: Muller does hereby contribute to the Joint Venture $275,000 cash. It is agreed that the $275,000 contributed by Muller shall be returned within 6 weeks as preferential distribution in accordance with the terms hereof.

      5. Additional Contributions: Muller shall not be required to make any additional contributions to the Joint Venture. Celebrity agrees to contribute, obtain the contribution of funds necessary to make the preferential distributions in a timely fashion to secure the contribution of funds to make the preferential distribution, Celebrity shall deliver or obtain delivery to the Joint Venture 200,000 shares of Princeton Media Group ("Princeton") common shares which are freely trading for the purpose of the sale of these shares to pay the preferential distribution described herein in the event the contributions to pay the preferential distributions are not otherwise made. These shares shall be delivered to the Joint Venture's counsel to be placed in escrow and to be disposed of to make the preferential distributions described below, if necessary, and shall be the subject of an escrow agreement satisfactory in the sole discretion of Muller. The stock shall be delivered and an Escrow Agreement executed by all parties no later than 5.00 P.M., Friday, May 1,1998.

      6. Preferential Distribution: Muller shall receive a preferential distribution from the Joint Venture to return his capital investment on the following schedule:

      A. $100,000 by May 8, 1998,

      B. $50,000 by May 15, 1998,

      C. $50,000 by May 22, 1998,

      D. $50,000 by May 29, 1998, and

      E. $25,000 by June 5, 1998.

It is the parties' intention that Muller shall have his initial contribution back in full by June 5, 1998 and at the time of the execution of this Agreement Celebrity shall deliver to Muller a second mortgage on the property for the purpose of securing the return of capital and the preferential distributions described above. Further, Muller shall have a security interest and pledge in the escrowed shares to secure return of the preferential distribution described in this paragraph.

      7. Sale of the Real Property: The Joint Venturers agree that the property shall be immediately placed for sale, with the listing price being $1.5MM. In the event existing purchasers conclude a signed written contract with sufficient earnest money, within 2 weeks, then the parties shall evaluate and select one of the contracts for execution. If no satisfactory binding contract from existing Purchasers can be obtained, then and in such event, a mutually agreeable brokerage firm shall be selected on terms and conditions agreed by the parties to market the property. It is the stated purpose of this Joint Venture, to save the property from foreclosure and to sell the property as expeditiously as is practical and reasonable.

      8. Operation of the Joint Venture: The parties shall mutually agree on all matters concerning the operation of the Joint Venture and its underlying real estate, provided that Celebrity shall perform all obligations required hereunder. No Joint Venturer shall take any action concerning the Joint Venture without the consent of the other Joint Venturer.

      9. Default by Celebrity: The parties acknowledge that upon payment of the $275,000, Muller has fully performed his obligations hereunder. In the event that Celebrity's shall default in any of the following ways, Muller shall be immediately entitled to take over the operation of the Joint Venture, the Joint Venture real estate, shall have sole right to make all determinations concerning the Joint Venture and the sale of the Joint Venture real estate. In addition, Muller shall have the tight to demand that the escrow agent sell the Princeton stock, or shall be entitled to foreclose his second mortgage so as to obtain the return of his initial contribution. The escrow is subject to Celebrity's counsel's review and approval. The following items shall constitute a default by
Celebrity:

      A. Failure to deliver a second mortgage and no future advance agreement by 5:00 P.M. April 28,1998.

      B. Failure to deliver Princeton stock to a mutually agreed escrow agent under the terms of the Escrow Agreement by 5:00 P.M. May 1, 1998.

      C. Failure to make any payment of interest or principal due on the first mortgage, or any default under the terms of the first mortgage.

      D. Failure to make any payment to return Muller's initial contribution on the terms described herein.

      E. Failure to pay real estate taxes or make any other contribution necessary to maintain the operation of the fish camp and RV park.

      F. Any other default by Celebrity under the terms hereof.

      G. Any default under the terms of the second mortgage delivered in connection herewith.

      10. Conditions Precedent: Muller shall not be required to contribute the $275,000 unless and until Muller's counsel has obtained confirmation that the first mortgage advance of $350,000 has been closed and funds disbursed and the Final Judgement obtained by Amsouth has been satisfied and no foreclosure sale held.

      11. Attorneys' Fees: From the $275,000 contributed by Muller, $25,000 shall be withheld and paid to Domenic L. Massari, III to cover all costs associated with the preparation, recordation or documentation of the parties' agreements as described herein and for monitoring of legal matters on behalf of Muller during the term of this Joint Venture. The parties acknowledge that Domenic L. Massari, III has acted solely as counsel for Muller and not represented of attempted to represent any other party or person in this Joint Venture transaction.

      12. Distribution of Proceeds: At the time of a sale or other disposition of the real estate that is the subject of this Joint Venture, proceeds shall be distributed in the following order of priority:

            First, Payment of any outstanding real estate taxes and the cost of closing the transaction through the date of closing.

            Second, Payoff of the first mortgage.

            Third, Payment of any remaining preferential distribution, if any, required to be made to Muller pursuant to the terms hereof.

            Fourth, Reimbursement to Celebrity for any interest payments made on the first mortgage, after the date hereof, and any payments made by Celebrity to cover any shortfalls in the operation of the fish camp and RV park, made after the date hereof.

            Fifth, $250,000 payable to Muller as his Joint Venture profit share distribution.

            Sixth, The balance of all proceeds shall be payable to Celebrity as its Joint Venture profit share distribution.

      13. Celebrity's Shares: Because Muller has agreed to cap his profits distribution at $250,000, Muller shall also be entitled to receive not less then $150,000 worth of Celebrity's common stock, free and clear of any claims and liens. This stock shall be delivered within 30 days after the commencement of trading in Celebrity's stock on any recognized exchange. The parties hereto shall agree on the exact structure or issuance of Muller's stock in
accordance with this paragraph by May 29, 1998.       1

      14. Termination: This Joint Venture shall be deemed terminated, ended and wound down upon the sale of the real estate and the distribution of proceeds in accordance herewith.

      15. Non Partition: The parties agree that they will neither seek, nor argue for partition of the real property or the Joint Venture and that the sale of the property and all distributions shall be the sole remedy of any Joint Venturer, all such sales and distributions to be made in accordance with the terms hereof.

      16. Entire Agreement: The parties acknowledge that this Agreement constitutes the entire agreement between the parties and that no other or further prior, oral or written agreements shall bind the parties and all such prior, oral or written agreements are hereby merged into this Agreement. The parties further agree that their Joint Venture and the terms thereof shall be governed by applicable Florida law and that the venue for any legal action by or between the parties shall be in the Circuit Court for Hillsborough County, Florida and that the parties do hereby waive any right to bring an action in any other venue and that the domicile of the Joint Venture shall be at 601 S. Fremont Avenue, Tampa. FL 33606. Because this is a commercial real estate Joint Venture, the parties do hereby waive any right to a jury trial and agree that any disputes that become the subject of litigation shall be tried by a Circuit Judge sitting as judge and trier of the facts.

Signed, sealed and delivered
in the presence of

/s/                                       CELEBRITY ENTERTAINMENT, INC.
Mark L. Nowak
Printed Name                              /s/
                                          J. William Metzger, Executive
                                          Vice President
/s/
Seth I. Cohen                             /s/
Printed Name                              Brad H. Muller
                                          Printed Name